As filed with the Securities and Exchange Commission on August 9, 1996

                                                  Registration No. 333-______

                       SECURITIES AND EXCHANGE COMMISSION
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              NOBILITY HOMES, INC.
             (Exact name of registrant as specified in its charter)


        Florida                       2452                     59-1166102
   (State or jurisdiction       (Primary Standard          (I.R.S. Employer
   of incorporation or      Industrial Classification     Identification No.)
     organization)                 Code Number)

                              3741 S.W. 7th Street
                              Ocala, Florida 34474
                                 (352) 732-5157
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                Terry E. Trexler,
                      President and Chief Executive Officer
                              3741 S.W. 7th Street
                              Ocala, Florida 34474
                                 (352) 732-5157
    (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:

                                 Linda Y. Kelso
                                 Foley & Lardner
                                200 Laura Street
                           Jacksonville, Florida 32202

   Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

        If this Form is filed to register additional securities for an Offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
   registration statement for the same   offering.  [_]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                         Calculation of Registration Fee

                                       Proposed      Proposed
     Title of each                      maximum      maximum      Amount of
        class of                       offering     aggregate      regis-
     securities to    Amount to be     price per     offering      tration
     be registered    registered(1)    share(1)      price(1)      fee(2)

    Common Stock,
    $0.10 par value      30,000         $19.19       $575,700      $198.52

   (1) Pursuant to Rule 416(a), also includes an additional 15,000 shares of Common Stock issuable pursuant to a 3-for-2 stock split in the form of a dividend payable on August 16, 1996.
   (2) Calculated pursuant to Rule 457(c) based on the average of the bid and asked prices reported on August 5, 1996.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

   INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED AUGUST 9, 1996


   PROSPECTUS


                                  30,000 Shares
   [LOGO]                     Nobility Homes, Inc.
                                  Common Stock

        Nobility Homes, Inc. (the "Company") designs, manufactures and sells a broad line of manufactured homes on a wholesale basis to manufactured home dealers and manufactured home parks. Through Prestige Home Centers, Inc., the Company's wholly-owned subsidiary, the Company operates retail sales centers in north and central Florida that sell the Company's homes primarily to the family market.

        The Common Stock, $0.10 par value, being offered hereby will be sold from time to time by the Selling Shareholder. The Company will pay filing fees for this offering; however, the Selling Shareholder will bear all other costs, including legal and accounting fees and brokerage commissions and discounts incurred in connection with the sale of the shares to which this Prospectus relates. The Company will not receive any of the proceeds from the sale of the shares to which this Prospectus relates.

        The Common Stock is traded on the Nasdaq National Market under the symbol "NOBH." On August 5, 1996, the last reported sale price of the Common Stock was $19.00.

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRE-SENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        Sales may be made in the over-the-counter market or on one or more exchanges, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions, or to one or more underwriters for resale to the public.




              The date of this Prospectus is _______________, 1996.

                              AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports and other information concerning the Company may be inspected at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission: New York Office, Seven World Trade Center, 13th Floor, New York, New York 10048 and Chicago Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549-1004 at prescribed rates. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission. The address of such Web site is http://www.sec.gov.

        This Prospectus does not contain all the information set forth in the Registration Statement and exhibits thereto which the Company has filed with the Commission under the Securities Act of 1933, as amended, to which reference is hereby made.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents filed by the Company with the Commission pursuant to the Exchange Act are hereby incorporated in this Prospectus by reference, except as superseded or modified herein:

             1. The Company's Annual Report on Form 10-KSB for the fiscal year ended November 5, 1995.

             2. The Company's Form 10-QSBs for the quarters ended February 3, 1996 and May 4, 1996.

        Each document filed by the Company subsequent to the date of this Prospectus pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the termination of this offering shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the date of the filing of such document. Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed incorporated document or in an accompanying Prospectus supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request of any such person, a copy of any document described above that has been incorporated in this Prospectus by reference and not delivered with this Prospectus or any preliminary Prospectus distributed in connection with the offering of the Common Stock, other than exhibits to such document referred to above unless such exhibits are specifically incorporated by reference herein. Requests should be directed to Jean Etheridge, the Company's Secretary, 3741 S.W. 7th Street, Ocala, Florida 34474 (telephone: (352) 732-5157).

                                   THE COMPANY


        Nobility Homes, Inc. (the "Company") designs, manufactures and sells a broad line of manufactured homes on a wholesale basis to manufactured home dealers and manufactured home parks. Through Prestige Home Centers, Inc., the Company's wholly-owned subsidiary, the Company operates retail sales centers in north and central Florida that sell the Company's homes primarily to the family market.

        The Company's executive offices are located at 3741 S.W. 7th Street, Ocala, Florida 34474, and its telephone number is (352) 732-5157. The Company has manufacturing plants in Ocala and Belleview, Florida.

                                 USE OF PROCEEDS

        The Company will not receive any of the proceeds from the sale of shares of Common Stock. See "Selling Shareholder" and "Plan of Distribution."

                               SELLING SHAREHOLDER

        The Common Stock to which this Prospectus relates is being offered by Barry Kaplan, principal of Barry Kaplan Associates. Mr. Kaplan provides investor relations services to the Company. Mr. Kaplan acquired the Common Stock to which this Prospectus relates upon the exercise in December 1995 of options granted to him in February 1993 as partial compensation for his services. Mr. Kaplan's option agreement with the Company granted him registration rights for the shares issued upon exercise of the options. As of the date of this Prospectus, Mr. Kaplan did not beneficially own any shares of Common Stock other than those to which this Prospectus relates, which represent approximately 1.5% of the total shares outstanding.

                              PLAN OF DISTRIBUTION

        The shares may be sold from time to time by the Selling Shareholder. Such sales may be made in the over-the-counter market or on one or more exchanges, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions, or to one or more underwriters for resale to the public. The shares sold may be sold by one or more of the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of such exchange; or (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Shareholder may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the Selling Shareholder in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.


                          DESCRIPTION OF CAPITAL STOCK

        The authorized capital stock of the Company consists of 4,000,000 shares of the Common Stock, par value $0.10 per share, and 500,000 shares of preferred stock, $0.10 par value per share ("Preferred Stock"). As of August 1, 1996, there were 2,970,892 shares of Common Stock issued and outstanding (after giving effect to a 3-for-2 stock split in the form of a dividend to shareholders of record on July 26, 1996), and no Preferred Stock was outstanding.

   Common Stock

        Holders of Common Stock are entitled to receive such dividends as may be legally declared by the Board of Directors. Each shareholder is entitled to one vote per share on all matters to be voted upon and is not entitled to cumulate votes for the election of directors. Holders of Common Stock do not have preemptive, redemption or conversion rights and, upon liquidation, dissolution or winding up of the Company, are entitled to share ratably in the net assets of the Company available for distribution to common shareholders. All outstanding shares are, and all shares to be outstanding upon completion of the offering will be, validly issued, fully paid and non-assessable.

   Preferred Stock

        The Company currently has no shares of Preferred Stock outstanding. Preferred Stock may be issued from time to time in one or more classes or series, and the Board of Directors, without further approval of the shareholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking funds and any other rights, preferences, privileges and restrictions applicable to each such class or series of Preferred Stock. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of Common Stock and, under certain circumstances, delay or prevent a change of control of the Company. The Company does not have any present plans to issue any Preferred Stock.

   Anti-Takeover Provisions of Florida Law

        The Company is subject to several anti-takeover provisions under Florida law that apply to a public corporation organized under Florida law unless the corporation has elected to opt out of such provisions in its Articles of Incorporation or (depending on the provision in question) its Bylaws. The Company has not elected to opt out of these provisions. The Florida Business Corporation Act (the "Florida Act") contains a provision that prohibits the voting of shares in a publicly-held Florida corporation which are acquired in a "control share acquisition" unless the Board of Directors approves the control share acquisition or the holders of a majority of the corporation's voting shares (exclusive of shares held by officers of the corporation, inside directors or the acquiring party) approve the granting of voting rights as to the share acquired in the control share acquisition. A "control share acquisition" is defined as an acquisition that immediately thereafter entitles the acquiring party to vote in the election of directors within each of the following ranges of voting power: (i) one-fifth or more but less than one-third of such voting power, (ii) one-third or more but less than a majority of such voting power, and (iii) more than a majority of such voting power.

        The Florida Act also contains an "affiliated transaction" provision that prohibits a publicly-held Florida corporation from engaging in a broad range of business combinations or other extraordinary corporate transactions with an "interested stockholder" unless (i) the transaction is approved by a majority of disinterested directors before the person becomes an interested stockholder, (ii) the interested stockholder has owned at least 80% of the corporation's outstanding voting shares for at least five years, or (iii) the transaction is approved by the holders of two-thirds of the corporation's voting shares other than those owned by the interested stockholder. An interested stockholder is defined as a person who together with affiliates and associates beneficially owns more than 10% of the corporation's outstanding voting shares.

   Limitations on Liability of Directors and Officers

        The Bylaws of the Company permit the Company to indemnify its directors so long as such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company. In addition, the Company is permitted to advance expenses to its directors as incurred in connection with proceedings against them for which they may be indemnified upon the receipt of an undertaking to repay the Company such amounts if such person is ultimately determined not to be entitled to indemnification. At present, the Company is not aware of any pending or threatened litigation or proceeding involving a director of the Company in which indemnification would be required or permitted.

   Transfer Agent and Registrar

        The Transfer Agent and Registrar for the Common Stock is Chemical Mellon Shareholder Services, Pittsburgh, Pennsylvania. Its telephone number is 412/236-8103.

                                  RECENT EVENTS

        The Board of Directors has declared a 3-for-2 stock split in the form of a stock dividend payable on August 16, 1996 to shareholders of record on July 26, 1996. The Company's audited financial statements for its fiscal years ended November 4, 1995 and October 29, 1994 have been restated to reflect the stock split and appear elsewhere herein. Net income per share, as restated to reflect the split, for the three and six month periods ended May 4, 1996 were $.21 and $.38 per share, respectively, compared with $.16 and $.32 per share for the three and six month periods ended May 6, 1995, respectively.

        The following table shows the range of high and low sales prices for the Common Stock on the Nasdaq National Market for the periods shown below, as restated to reflect the 3-for-2 stock split.

   Fiscal Year Ended
    October 30, 1994:(1)                   High           Low

   1st Quarter                             $ 8.67         $7.58
   2nd Quarter                             $ 8.08         $6.17
   3rd Quarter                             $ 6.58         $5.67
   4th Quarter                             $ 5.83         $5.00

   Fiscal Year Ended
    November 4, 1995:(1)

   1st Quarter                             $ 6.67         $5.67
   2nd Quarter                             $ 5.50         $4.83
   3rd Quarter                             $ 7.83         $6.83
   4th Quarter                             $11.00         $9.00

   Fiscal Year Ended
    November 2, 1996:(1)

   1st Quarter                             $ 9.33         $ 8.67
   2nd Quarter                             $11.33         $11.00
   3rd Quarter (through August 5)          $12.92         $12.67
   _______________________________

   (1) On January 19, 1996 a three-for-two stock split in the form of a stock dividend was paid to shareholders of record on December 22, 1995, and on January 31, 1994 a 10% stock dividend was paid to shareholders of record on January 7, 1994. Amounts in the table have also been restated to give effect to these two stock dividends.


                                  LEGAL MATTERS

        The validity of the shares of Common Stock to which this Prospectus relates will be passed upon for the Company by Foley & Lardner, Jacksonville, Florida.


                                     EXPERTS

        The consolidated financial statements of the Company as of and for the years ended November 4, 1995 and October 29, 1994 included in the registration statement have been so included in reliance upon the report of Price Waterhouse LLP, independent certified public accountants, given upon the authority of said firm as experts in accounting and auditing.

               Report of Independent Certified Public Accountants


   To the Board of Directors and
   Shareholders of Nobility Homes, Inc.

   In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Nobility Homes, Inc. at November 4, 1995 and October 29, 1994, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

   As discussed in Note 1 to the financial statements, the Company adopted Statement of Financial Accounting Standards No. 109 in 1994.



   Price Waterhouse LLP


   Orlando, Florida
   December 8, 1995, except as to Note 13
   which is as of December 22, 1995 and July 26, 1996

   Nobility Homes, Inc.

   Consolidated Balance Sheets
   November 4, 1995 and October 29, 1994

                                                  1995           1994
       Assets
   Current assets:
     Cash and cash equivalents                  $932,432     $1,743,102
     Accounts receivable - trade, net of
      allowance for doubtful accounts
      of $48,000 in 1994                         544,620        378,883
     Accounts receivable - trade, from
      related parties                            956,037        792,011
     Inventories                               6,786,159      4,604,299
     Note receivable from related party
      installment sale                             --           297,584
     Income taxes receivable                     109,082        225,269
     Deferred income taxes                         --           945,730
     Other current assets                        233,620        209,631
                                               ---------      ---------
         Total current assets                  9,561,950      9,196,509

   Property, plant and equipment, net            994,376        929,773
   Receivable from President for life
    insurance premiums                           478,585        458,610
   Cash surrender value of life insurance        867,143        770,081
   Deferred income taxes - noncurrent            847,005           --
   Goodwill                                      147,356           --
                                              ----------     ----------
         Total assets                        $12,896,415    $11,354,973
                                              ==========     ==========


   The accompanying notes are an integral part of these financial statements.

   Nobility Homes, Inc.

   Consolidated Balance Sheets
   November 4, 1995 and October 29, 1994

                                                  1995           1994
     Liabilities & Stockholders' Equity

   Current liabilities:
     Accounts payable                         $1,453,823     $1,093,174
     Accrued expenses                            866,499        638,665
     Floor plan financing                           --        1,553,602
     Note payable to stockholders                   --          133,333
     Customer deposits                           213,220        217,375
     Deferred gain on related party
      installment sale                              --          348,884
     Deferred gross profit on related
      party sales                                124,695         84,633
     Other current liabilities                    99,984         40,685
                                               ---------      ---------
         Total current liabilities             2,758,221      4,110,351

   Notes payable - cash surrender value
     of life insurance                           652,424        620,965
   Note payable after one year                     6,644          9,449
   Note payable to stockholders after
     one year                                       --          133,333
                                               ---------      ---------
         Total liabilities                     3,417,289      4,874,098
                                               ---------      ---------
   Stockholders' equity:
     Preferred stock, $.10 par value,
      500,000 shares authorized, none issued        --              --
     Common stock, $.10 par value, 4,000,000
      shares authorized, 3,351,306 and
      1,724,738 shares issued in 1995 and
      1994, respectively                         335,130        172,473
     Additional paid-in capital                1,972,264      1,934,921
     Retained earnings                         8,851,799      5,894,361
     Less treasury stock at cost, 465,836
      and 446,236 shares in 1995 and 1994,
      respectively                            (1,680,067)    (1,520,880)
                                              ----------     ----------
         Total stockholders' equity            9,479,126      6,480,875
                                              ----------     ----------
     Commitments and contingent liabilities
      (Note 12)                                     --             --
                                              ----------     ----------
         Total liabilities and
          stockholders' equity               $12,896,415    $11,354,973
                                              ==========     ==========

   The accompanying notes are an integral part of these financial statements.

   Nobility Homes, Inc.

   Consolidated Statements of Income
   For the years ended November 4, 1995 and October 29, 1994

                                                  1995           1994

   Net sales                                 $29,119,703    $21,209,805
   Net sales - related parties                 1,686,132      1,872,586
                                              ----------     ----------
       Total net sales                        30,805,835     23,082,391

   Less cost of goods sold                   (23,584,591)   (17,997,513)
                                              ----------     ----------
       Gross profit                            7,221,244      5,084,878

   Selling, general and administrative
     expenses                                 (4,348,797)    (3,295,053)
   Interest expense on floor plan
     financing                                  (162,752)      (204,697)
                                              ----------     ----------
       Operating income                        2,709,695      1,585,128
                                              ----------     ----------
   Other income (expense):
     Life insurance proceeds                   1,000,000           --
     Gain on sale of idle facility                  --          231,327
     Gain on related party installment sale      348,884        162,530
     Interest income                              33,842         81,308
     Interest expense                            (72,172)       (53,567)
     Miscellaneous income (expense)               29,189        (47,550)
                                              ----------      ---------
                                               1,339,743        374,048
                                              ----------      ---------
   Income before provision for income taxes
    and cumulative effect                      4,049,438      1,959,176

   Less provision for income taxes            (1,092,000)      (770,000)
                                              ----------      ---------
   Income before cumulative effect             2,957,438      1,189,176
   Cumulative effect of change to FAS 109           --          580,000
                                              ----------      ---------
       Net income                             $2,957,438     $1,769,176
                                              ==========      =========
   Weighted average shares outstanding         2,882,990      2,896,879
                                              ==========      =========

   Earnings per share
     Income before cumulative effect               $1.03           $.41
     Cumulative effect                              -               .20
                                                    ----           ----
       Net income                                  $1.03          $ .61
                                                    ====           ====


   The accompanying notes are an integral part of these financial statements.

   Nobility Homes, Inc.

   Consolidated Statements of Changes in Stockholders' Equity
   For the years ended November 4, 1995 and October 29, 1994

                                             Additional
                                   Common     Paid-in       Retained    Treasury
                                    Stock     Capital       Earnings      Stock         Total

   Balance at October 30, 1993    $172,473   $1,934,921   $4,125,185  $(1,412,880)   $4,819,699

    Treasury stock purchased
       (12,000 shares)                                                   (108,000)     (108,000)

    Net income                                             1,769,176                  1,769,176
                                  --------   ----------    ---------   ----------     ---------
   Balance at October 29, 1994     172,473    1,934,921    5,894,361   (1,520,880)    6,480,875

    Common stock issued for
     acquisition of retail
     centers (23,529 shares)         2,353      197,647                                 200,000

    Treasury stock purchased
       (19,600 shares)                                                   (159,187)     (159,187)

    Net income                                             2,957,438                  2,957,438

    Stock split, three-for-two,
     effective December 22, 1995    64,122      (64,122)

    Stock split, three-for-two,
     effective July 26, 1996        96,182      (96,182)
                                   -------    ---------   ----------   ----------     ---------
   Balance at November 4, 1995    $335,130   $1,972,264   $8,851,799  $(1,680,067)   $9,479,126
                                   =======    =========   ==========   ==========     =========


   The accompanying notes are an integral part of these financial statements.

   Nobility Homes, Inc.

   Consolidated Statements of Cash Flows
   For the years ended November 4, 1995 and October 29, 1994

                                                   1995           1994
   Cash flows from operating activities:
     Net income                               $2,957,438     $1,769,176

     Adjustments to reconcile net income
      to net cash flows provided by (used
      in) operating activities:
       Depreciation                              114,861        104,569
       Gain on sale of idle facility                --         (231,327)
       Gain on related party installment sale   (348,884)      (162,530)
       Deferred income taxes                     945,730       (945,730)
       Deferred income taxes - noncurrent       (847,005)       445,730
       (Increase) decrease in:
         Accounts receivable - trade            (165,737)      (115,282)
         Accounts receivable - trade, from
          related parties                       (164,026)       136,453
         Inventories                          (2,145,476)      (565,142)
         Income taxes receivable                 116,187       (225,269)
         Other current assets                    (41,594)       (46,539)
       Increase (decrease) in:
         Accounts payable                        360,649        214,364
         Accrued expenses                        227,834         28,150
         Customer deposits                        (4,155)        64,012
         Income taxes payable                       --         (602,730)
         Deferred gross profit on related
          party sales                             40,062        (71,297)
         Other current liabilities                72,413         (9,370)
                                               ---------     ----------
           Net cash flows provided by (used
              in) operating activities         1,118,297       (212,762)
                                               ---------     ----------
   Cash flows from investing activities:
     Purchase of investments                        --       (3,000,000)
     Maturity of investments                        --        3,040,000
     Purchase of plant and equipment            (163,204)       (96,446)
     Proceeds from sale of property and
       equipment                                    --          323,670
     Issuance of notes receivable                   --          (47,500)
     Collections of notes receivable              17,605         14,649
     Collections of note receivable from
       related party installment sale            297,584        120,558
     Issuance of note receivable from
       related party                                --         (862,500)
     Collections of notes receivables from
       related parties                              --          965,500
     Increase in receivable from President
       for life insurance premiums               (19,975)       (19,975)
     Increase in cash surrender value of
       life insurance                            (97,062)       (87,447)
                                               ---------       --------
           Net cash flows provided by
            investing activities                  34,948        350,509
                                               ---------       --------

   The accompanying notes are an integral part of these financial statements.

   Nobility Homes, Inc.

   Consolidated Statements of Cash Flows
   For the years ended November 4, 1995 and October 29, 1994

                                                    1995           1994
   Cash flows from financing activities:
     Decrease in floor plan financing        $(1,553,602)   $(1,185,847)
     Principal payments on note payable
       to stockholders                          (266,666)       (43,334)
     Additions to notes payable - cash
       surrender value of life insurance          31,459         30,917
     Principal payments on notes payable         (15,919)       (14,051)
     Additions to notes payable                     --            8,000
     Purchase of treasury stock                 (159,187)      (108,000)
                                               ---------     ----------
         Net cash flows used in financing
           activities                         (1,963,915)    (1,312,315)
                                               ---------     ----------
   Decrease in cash and cash equivalents        (810,670)    (1,174,568)

   Cash and cash equivalents at beginning
     of year                                   1,743,102      2,917,670
                                               ---------     ----------
   Cash and cash equivalents at end of year     $932,432     $1,743,102
                                                ========      =========

   Supplemental disclosure of cash
    flow information

     Interest paid                              $183,624       $224,681
     Income taxes paid                          $920,000     $1,426,000


   Supplemental Schedule of Noncash Investing and Financing Activities:

   Effective August 31, 1994, the Company acquired Prestige Home Centers, Inc. through the issuance of 150,000 shares of the Company's common stock.

   On May 8, 1995, the Company acquired certain assets of two manufactured home retail sales centers in Florida by issuing 23,529 shares of common stock valued at $200,000.


   The accompanying notes are an integral part of these financial statements.

   Nobility Homes, Inc.

   Notes to Consolidated Financial Statements
   November 4, 1995 and October 29, 1994

   1.  Reporting Entity and Significant Accounting Policies

       Operations

       The consolidated financial statements include the accounts of Nobility Homes, Inc. ("Nobility"), its wholly-owned subsidiary, Prestige Home Centers, Inc. ("Prestige") and Prestige's wholly-owned subsidiary, Prestige Insurance Services, Inc., an independent insurance agency (collectively, the "Company"). The Company is engaged in the manufacture and sale of manufactured homes to various dealerships and manufactured housing communities throughout Florida. The Company has two manufacturing plants located in and near Ocala, Florida. Prestige currently operates twelve Florida retail sales centers in Ocala (3), Tallahassee, St. Augustine, Tampa, Chiefland, Lake City, Auburndale, Jacksonville, Brooksville and Inverness.

       All intercompany accounts and transactions of the Company and its wholly-owned subsidiary have been eliminated in consolidation.

       Fiscal Year

       The Company's fiscal year ends on the Saturday on or after October 31. Prior to 1995, the Company's fiscal year ended on the Saturday closest to October 31. The year ended November 4, 1995 consisted of a fifty-three week period and the year ended October 29, 1994 consisted of a fifty-two week period.

       Cash and Cash Equivalents

       The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents in the accompanying consolidated financial statements represent bank deposits.

       Inventories

       Inventories are carried at the lower of cost or market. Cost of finished home inventories is determined on the specific identification method. Other inventory costs are determined on a first-in, first-out basis.

       Property, Plant and Equipment

       Property, plant and equipment are stated at cost and depreciated over their estimated useful lives using the straight-line method. Routine maintenance and repairs are charged to expense when incurred. Major replacements and improvements are capitalized.

       Goodwill

       Goodwill represents costs in excess of the fair value of net assets of businesses acquired and is amortized using the straight-line method over 15 years. The Company periodically reviews goodwill to assess recoverability. Impairment would be recognized if a permanent diminution in value were to occur.

       Revenue Recognition

       The Company recognizes revenue on the sale of a manufactured home when title transfers to an unrelated third party.

       Deferred Gain on Related Party Installment Sale

       Deferred gain on related party installment sale represents unrecognized gain associated with the sale of the Company's limited partnership interest in a manufactured housing community. Gain is recognized in the accompanying consolidated financial statements upon collection of the related note receivable.

       Deferred Gross Profit on Related Party Sales

       Gross profit on sales of manufactured homes to certain related parties is deferred until these manufactured homes are sold to unrelated third parties, at which point the gross profit is recognized as earnings in the accompanying consolidated financial statements.

       Warranty Costs

       Estimated costs related to product warranties are accrued as the manufactured homes are sold and are included in accrued expenses in the accompanying consolidated financial statements.

       Income Taxes

       The Company adopted Statement of Financial Accounting Standards No. 109 Accounting for Income Taxes ("FAS 109") during the first quarter of fiscal 1994. The adoption of FAS 109 changed the Company's method of accounting for income taxes from the deferred method to an asset and liability approach. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Temporary differences that give rise to the Company's deferred tax assets and liabilities include allowance for bad debts, the accrual of certain expenses for financial reporting purposes which are not deductible for tax purposes, and the deferral of certain revenue for financial reporting purposes.

       Under provisions of FAS 109, the Company elected not to restate prior years' consolidated financial statements. The $580,000 cumulative effect of initial adoption on prior years' retained earnings has been included in the consolidated financial statements as the cumulative effect of a change in accounting principle.

       Treasury Stock

       Treasury stock is recorded at its cost to the Company and is presented as a reduction to stockholders' equity in the accompanying consolidated financial statements. Issuance of treasury stock is recorded using the weighted average cost of treasury shares held.

       Concentration of Credit Risk

       The Company's customers are concentrated in the state of Florida. No single customer accounted for over 10% of the Company's sales.

       Reclassifications

       Certain amounts in the prior year consolidated financial statements have been reclassified to conform to current year presentation.

   2.  Acquisitions

       On May 8, 1995, the Company acquired two manufactured home retail sales centers in Florida in an asset acquisition by issuing 23,529 shares of common stock valued at $200,000. This transaction was
       accounted for using the purchase method of accounting.   Accordingly,
       the purchased assets and liabilities have been recorded at their estimated fair value at the date of acquisition. This treatment resulted in approximately $147,000 of cost in excess of net assets acquired, which is being amortized on a straight-line basis over 15 years. The results of operations of the acquired businesses have been included in the consolidated financial statements since the date of acquisition.

       Effective August 31, 1994, Nobility acquired Prestige Home Centers, Inc. The acquisition was financed through the issuance of 150,000 shares of Nobility's common stock and was accounted for in a manner similar to the pooling-of-interests method. Accordingly, all financial information for prior periods were restated to include the results of Prestige. The consolidated financial information contains all material adjustments needed to conform the accounting policies of Prestige to that of Nobility. All intercompany transactions have been eliminated.

       Separate company operating results for the year ended October 29, 1994 are summarized as follows:

                                                    1994
         Net sales:
           Nobility                          $17,356,961
           Prestige                           17,429,718
           Intercompany sales                (11,704,288)
                                              ----------
         Consolidated net sales              $23,082,391
                                              ==========
         Net income:
           Nobility                           $1,595,780
           Prestige                              173,396
                                               ---------
         Consolidated net income              $1,769,176
                                               =========

   3.  Related Party Transactions

       Affiliated Entities

       The President, Chairman of the Board of Directors, and 49% stockholder of the Company (the "President") owns 100% of the stock of TLT, Inc. TLT, Inc. is the general partner of three limited partnerships which are developing manufactured housing communities throughout Central and North Florida (the "TLT Communities"). The President owns between a 23% and a 100% direct and indirect interest in each of these limited partnerships. The TLT Communities purchased manufactured homes from the Company during fiscal 1995 and fiscal 1994.

       Terms of Sales to Related Parties

       The Company sells manufactured homes to unaffiliated customers under various terms which require payment between 15 and 180 days from the date of shipment. The Company charges the same sales price to both unaffiliated customers and related party customers. The Company sells manufactured homes to the TLT Communities under terms which, in some cases, do not require payment to the Company until such time as TLT Communities receives proceeds from the manufactured home, either through sale to an unrelated third party or floor plan financing. As discussed in Note 1, the Company defers gross profits on sales to these related parties until such time as the manufactured homes are sold to unrelated third parties.

       Accounting Services

       The Company provides certain accounting services for TLT, Inc. and the TLT Communities at no charge in return for exclusive sales rights at these communities.

       Banking Relationship

       The President of the Company and the President of Prestige are directors of the bank which served as the Company's depository institution. At October 29, 1994, the Company had deposits with the bank totaling approximately $1,893,000. There were no investments with this institution during 1994.

       The Company changed its primary depository relationship to an unrelated bank during 1995.

       Volume Rebate Program

       The Company has a volume rebate program which pays rebates based upon sales volume. Volume rebates are used to reduce sales in the accompanying financial statements. Volume rebates for the TLT Communities amounted to $91,000 in 1995 and $97,000 in 1994.

       Sales to Other Affiliated Companies

       The Company sells manufactured homes to customers that are controlled by an outside director of the Company. These sales are classified as related party transactions in the accompanying financial statements. The director resigned during fiscal year 1995.

       Sales and Deferred Gross Profit/Gain from Related Parties

       The following summarizes the portion of the Company's net sales and deferred gross profit/gain for the years ended November 4, 1995 and October 29, 1994 resulting from related party transactions:

                                 1995                      1994
                          Net          Deferred      Net         Deferred
                          Sales        Profit/Gain   Sales       Profit/Gain

   TLT, Inc. and
    TLT Communities       $1,280,109    $124,695   $1,395,207     $84,633
   Entities controlled
    by outside director      406,023       --         477,379        --
   Sale of limited
    partnership                --          --           --        348,884
                          ----------    --------   ----------    --------
                          $1,686,132    $124,695   $1,872,586    $433,517
                          ==========    ========   ==========    ========

       Note Receivable from Related Party Installment Sale

       In 1990, the Company accepted a note receivable for an installment sale of its interest in a limited partnership to Marathon II, a limited partnership owned 100% by the President. The note which is collateralized by the limited partnership interest sold by the Company, bears interest at 10% and is payable annually. The note was due in October 1995. The outstanding balance at October 29, 1994 totaled $297,584 and was paid in full during fiscal year 1995.

       Notes Receivable from Related Parties

       Beginning in 1990, the Company made advances to TLT, Inc. to fund working capital needs of the TLT Communities in return for exclusive sales rights at these communities. As of November 4, 1995 and October 29, 1994, advances amounted to $1,919,000. These advances are non-interest bearing and have been fully reserved for since 1991. No additional amounts have been advanced for working capital needs since 1993.

       During 1994, the Company loaned TLT, Inc. $862,500 at a 10% interest rate, secured by assignment of a note and mortgage. TLT, Inc. repaid this entire amount during 1994 after it was outstanding for approximately 5 weeks.

       Receivable from President for Life Insurance Premiums

       The Company funds premiums for the President on two split-dollar life insurance policies with a face value of $1,000,000 at November 4, 1995. These policies insure the President and name a trust established for the President's family as beneficiary. The cumulative premiums advanced under this arrangement amounted to $478,600 at November 4, 1995 and $458,600 at October 29, 1994. The advances are non-interest bearing. Net cash surrender value at November 4, 1995 of approximately $563,000 was pledged to the Company as security for advances under this arrangement.

       Note Payable to Stockholders

       In September 1993 prior to the Prestige merger with the Company, Prestige borrowed $300,000 under a promissory note from the two primary shareholders of the Company. Proceeds of this borrowing were used to provide working capital. The promissory note was renewed in June 1994, and the payment terms were extended to September 1996. The note had an annual interest rate of 8%, with interest and principal payable quarterly. The note was paid in full during fiscal year 1995.

   4.  Inventories

       Inventories at November 4, 1995 and October 29, 1994 are summarized as follows:

                                                    1995           1994
       Raw materials                            $530,061       $534,292
       Work-in-process                            73,068         58,842
       Finished homes                          5,366,658      3,416,878
       Pre-owned manufactured homes              292,374        279,627
       Model home furniture                      523,998        314,660
                                               ---------     ----------
                                              $6,786,159     $4,604,299
                                              ==========      =========

   5.  Property, Plant and Equipment

       Property, plant and equipment along with their estimated useful lives and related accumulated depreciation as of November 4, 1995 and October 29, 1994 is summarized as follows:

                                      Range
                                   of Lives
                                   in Years         1995           1994

       Land                            --       $286,639       $286,639
       Land and leasehold
        improvements                  10-20      186,751        182,437
       Buildings and improvements     15-40    1,054,374      1,022,454
       Machinery and equipment         3-10      533,997        402,837
       Furniture and fixtures          3-10      201,637        189,567
                                               ---------     ----------
                                               2,263,398      2,083,934
       Less accumulated depreciation          (1,269,022)    (1,154,161)
                                              ----------     ----------
                                                $994,376       $929,773
                                                ========        =======

       Depreciation expense totaled $114,900 and $104,600 for fiscal years 1995 and 1994, respectively.
   6.  Income Taxes

       The provision for income taxes for the years ended November 4, 1995 and October 29, 1994 consists of the following:

                                                    1995           1994
       Current tax expense:
         Federal                                $843,000       $592,000
         State                                   150,000         98,000
                                                 -------        -------
                                                 993,000        690,000
       Deferred tax expense:
         Federal                                  99,000         80,000
                                               ---------        -------
         Provision for income taxes           $1,092,000       $770,000
                                               =========        =======

       The following table shows the reconciliation between the statutory federal income tax rate and the actual provision for income taxes for the years ended November 4, 1995 and October 29, 1994.

                                                  1995           1994
       Provision - federal statutory
        tax rate                              $1,328,000       $666,000
       Increase (decrease) resulting from:
         State taxes, net of federal
          tax benefit                             99,000         71,000
         Permanent differences:
           Proceeds from officers life
            insurance                           (340,000)
           Other                                   5,000         33,000
                                               ---------        -------
         Provision for income taxes           $1,092,000       $770,000
                                               =========        =======

       The types of temporary differences between the tax bases of assets and liabilities and their financial reporting amounts that give rise to deferred tax assets and deferred tax liabilities are as follows (these numbers are shown net of tax):

                                                    1995           1994
       Gross deferred tax assets:
         Allowance for doubtful accounts        $740,000       $740,000
         Deferred gain on related party
          installment sale                          --           19,300
         Deferred gross profit on related
          party sales                             47,000         98,000
         Accrued expenses                         66,200         87,500
         Reserve for warranty expense             39,500         39,500
                                                 -------        -------
                                                $892,700       $984,300
                                                 =======        =======
         Gross deferred tax liabilities:
           Depreciation                         $(44,000)      $(33,000)
           Accrued expenses                       (1,695)        (5,570)
                                                 -------        -------
                                                $(45,695)      $(38,570)

       No provision for a valuation reserve was provided for the deferred tax assets because the Company believes there is sufficient income in carryback years to absorb the deferred asset. Due to a change in estimate regarding the allowance for doubtful accounts, the deferred tax asset was classified noncurrent as of November 4, 1995 because most of the temporary differences creating this asset will not reverse within the subsequent year.

   7.  Life Insurance Policies

       The Company owns certain life insurance policies with a face value of approximately $960,000 at November 4, 1995. These policies insure the President of the Company and name the Company as beneficiary. The accompanying consolidated financial statements include the cash surrender value of these policies as a noncurrent asset in the amount of $867,000 and $770,000 as of November 4, 1995 and October 29, 1994,
       respectively.

       The Company has loans outstanding against the cash surrender value of these policies totaling $652,000 and $621,000 as of November 4, 1995 and October 29, 1994, respectively. The loans bear interest at an annual rate between 5% and 6%. Under terms of the loans, unpaid interest is added to the note balance. There are no specific terms of repayment on these notes, and the borrowings are not to exceed a certain dollar limit as established in the related policies (see Note
       14).

       The Company received $1,000,000 from the proceeds of a life insurance policy on the former President of Prestige who died during fiscal 1995. This amount has been included as a component of other income in the accompanying consolidated statement of income.

   8.  Financing Agreements

       Revolving Credit Facility

       The Company maintains a Revolving Credit Agreement (the "Agreement") with a bank which provides for borrowings up to $2,500,000. The Agreement is effective through April 1996 and provides for interest at LIBOR plus 2.5% (7.6875% at November 4, 1995) on the outstanding balance. There are no commitment fees or compensating balance arrangements associated with the Agreement.

       At November 4, 1995, borrowings outstanding under the Agreement totaled $919,000. This amount has been netted against cash and cash equivalents in the consolidated balance sheet due to the legal right of offset established by a Cash Management Agreement with the bank. The outstanding advance was repaid on the first business day of fiscal year 1996. Interest expense under the line of credit was approximately $19,800 for 1995.

       Floor Plan Financing

       The Company has floor plan arrangements with certain finance companies to finance a portion of its inventory. Amounts are borrowed on individual manufactured homes up to the invoice price. These loans bear interest at annual rates up to 1.50% above the prime interest rate, with interest payable monthly, and are secured by the related manufactured home. These loans are due at the earlier of the sale of the manufactured home to retail customers or various terms which range from 360 days to 540 days.

       Amounts outstanding under these arrangements totaled $1,553,600 at October 29, 1994. There were no amounts outstanding at November 4, 1995. The Company incurred interest expense under these arrangements of approximately $163,000 and $205,000 in 1995 and 1994, respectively.

   9.  Stockholders' Equity

       The authorized preferred stock of the Company may be issued in series with rights and preferences designated by the Board of Directors at the time it authorizes the issuance of such stock.

       During 1993, the Company issued certain stock options to an investor
       relations consultant.   The options are to purchase 20,000 common
       shares at an exercise price of $5.00 for 5,000 shares and $7.00 for the remaining 15,000 shares. As of November 4, 1995, these options are exercisable and remain outstanding (see Note 13). The accompanying consolidated financial statements include no corresponding charge for the issuance of these options as the exercise price of these options exceeded the market value of the stock at the time of issuance.

       During 1995 and 1994, the Company purchased 19,600 and 12,000 shares of its common stock at an average cost of $8.12 and $9.00, respectively. These purchases are included in treasury stock in the accompanying consolidated financial statements.

   10.   Advertising

       Advertising for Prestige retail sales centers consists primarily of newspaper, radio and television advertising. All costs are expensed as incurred. Advertising expense amounted to $422,400 and $340,800 for 1995 and 1994, respectively.

   11.   Significant Fourth Quarter Adjustment

       The Company recorded an adjustment in the fourth quarter of 1995 to defer gross profit on certain intercompany and related party sales, primarily due to additional inventory at new retail sales centers. The adjustment amounted to approximately $322,000 and represented a charge to the earnings of the Company. This adjustment impacts all quarters previously presented by the Company for fiscal year 1995.

   12.   Commitments and Contingent Liabilities

       Leases - Operating

       The Company leases the property for the Prestige retail sales centers under various operating lease agreements expiring through September 1999. The Company also leases certain equipment under operating leases. Total lease expense amounted to approximately $360,000 and $241,000 in 1995 and 1994, respectively.

       Future minimum lease payments under operating leases with initial or remaining noncancelable lease terms in excess of one year at November 4, 1995 are as follows:

           Year
           1996                    $175,000
           1997                     106,000
           1998                      91,000
           1999                      51,000
                                   --------
              Total                $423,000
                                   ========

       Repurchase Agreements

       The Company is contingently liable under terms of repurchase agreements covering dealer floor plan financing arrangements. These arrangements, which are customary in the industry, provide for the repurchase of homes sold to dealers in the event of default on payments by the dealer to the dealer's financing source. The contingent liability under these agreements amounted to approximately $781,000 and $273,000 at November 4, 1995 and October 29, 1994,
       respectively. The risk of loss is spread over numerous dealers and financing institutions and is further reduced by the resale value of any homes which may be repurchased. There were no homes repurchased in 1995 or 1994.

       Other Contingent Liabilities

       Certain claims and suits arising in the ordinary course of business have been filed or are pending against the Company. In the opinion of management, any related liabilities that might arise would not have a material adverse effect on the Company's consolidated financial statements.

   13.   Stock Splits

       On November 7, 1995 and July 9, 1996, the Company declared a three-for-two stock split in the form of a stock dividend, payable on January 31, 1996 and August 16, 1996 to shareholders of record as of December 22, 1995 and July 26, 1996, respectively. Fiscal 1995 shareholders' equity has been restated to give retroactive recognition to the stock splits in prior periods by reclassifying from additional paid-in-capital to common stock the par value of the additional shares arising from the split. In addition, all references in the financial statements to per share amounts of the Company's common stock have been restated.

       Earnings Per Share

       Earnings per share information was retroactively restated to give effect to shares issued for the acquisition of Prestige, as discussed in Note 2, and the stock splits as discussed in Note 13. Earnings per share are computed by dividing net income by the weighted average number of common shares outstanding during the period. The weighted average number of shares outstanding used to present earnings per share data is as follows:

                                               1995           1994
     Weighted average number of shares
      outstanding before restatement 1,279,950 1,137,502 Shares issued for acquisition
      (see Note 2)                                         150,000
     Shares issued for stock split,
      effective December 22, 1995           641,216        643,751
     Shares issued for stock split,
      effective July 26, 1996               961,824        965,626
                                          ---------      ---------
     Weighted average number of shares
      outstanding, as restated            2,882,990      2,896,879
                                          =========      =========

       Dilution that could result from the exercise of certain stock options, as described in Note 9, would not have a material effect on earnings per share included in the accompanying consolidated financial statements.

   14.   Subsequent Events

       Acquisition

       On November 22, 1995, the Company acquired three manufactured home retail sales centers in Florida in an asset acquisition by issuing 18,000 shares of common stock valued at $252,000. This transaction will be accounted for using the purchase method of accounting.

       Line of Credit - (Unaudited)

       On July 17, 1996, the Company entered into a revolving line of credit agreement which provides for borrowings up to $1,500,000. The line of credit is payable on demand and provides for monthly interest on the outstanding balance at LIBOR plus 225 basis points. The line of credit includes certain restrictive covenants relating to tangible net worth, minimum levels of working capital and acquiring new debt.

       Life Insurance Policies - (Unaudited)

       In July 1996, the company paid in full loans outstanding against the cash surrender value of the life insurance policies as discussed in
       Note 7.

       Issuance of Common Stock - (Unaudited)

       On December 18, 1995, an investor relations consultant exercised certain stock options (as discussed in Note 9) to purchase 20,000 shares of common stock. The shares were purchased at an exercise price of $5.00 for 5,000 shares and $7.00 for the remaining 15,000 shares.

    No, dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by the Underwriters. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.




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                                                               Page


    The Company . . . . . . . . . . . . . . . . . . . . . . . .   1
    Use of Proceeds . . . . . . . . . . . . . . . . . . . . . .   1
    Selling Shareholder . . . . . . . . . . . . . . . . . . . .   1
    Plan of Distribution  . . . . . . . . . . . . . . . . . . .   1
    Description of Capital Stock  . . . . . . . . . . . . . . .   2
    Recent Events . . . . . . . . . . . . . . . . . . . . . . .   3
    Legal Matters . . . . . . . . . . . . . . . . . . . . . . .   4
    Experts . . . . . . . . . . . . . . . . . . . . . . . . . .   4
    Financial Statements  . . . . . . . . . . . . . . . . . .   F-1



                             30,000 Shares



                               NOBILITY
                              HOMES, INC.



                             Common Stock
                           ($0.10 par value)








                   Prospectus Dated __________, 1996

                                     PART II

                     Information Not Required in Prospectus

   Item 14.  Other Expenses of Issuance and Distribution.

         Set forth below is an estimate of the approximate amount of fees and expenses payable by the Registrant in connection with the issuance and distribution of the securities registered hereby.

   Securities and Exchange Commission
     registration fee                                          $  199
   Accountants' fees and expenses                              $7,500 *
   Counsel fees and expenses                                   $1,000 *
   Miscellaneous                                               $   51 *
                                                               ------
             Total                                             $7,750 *
                                                               ======

   ____________________
   * Estimate.


   Item 15.  Indemnification of Directors and Officers.

         The Florida Business Corporation Act (the "Florida Act") permits a Florida corporation to indemnify a present or former director or officer of the corporation (and certain other persons serving at the request of the corporation in related capacities) for liabilities, including legal expenses, arising by reason of service in such capacity if such person shall have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and in any criminal proceeding if such person had no reasonable cause to believe his or her conduct was unlawful. However, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such director or officer shall have been adjudged liable, except in certain limited circumstances.

         The Registrant's Bylaws provide that the Registrant shall indemnify directors and executive officers to the fullest extent now or hereafter permitted by the Florida Act.

   Item 16.  Exhibits.

             Exhibits

               5. Opinion of Foley & Lardner as to the legality of the
                  securities
             23A. Consent of Foley & Lardner (included in Opinion filed as
                  Exhibit 5)
             23B. Consent of Price Waterhouse LLP
             24. Power of Attorney (included on the signature page of this Registration Statement)


   Item 17.  Undertakings

         In the event that shares are sold in an underwritten offering, the undersigned registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ocala, State of Florida, on August 6, 1996.


                                      NOBILITY HOMES, INC.


                                      By: /s/Terry E. Trexler
                                      Terry E. Trexler, Chairman of the
                                      Board, President and Chief Executive
                                      Officer


                            SPECIAL POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears on the Signature Page to this Registration Statement constitutes and appoints Terry E. Trexler, Thomas W. Trexler, Jean Etheredge and Lynn
   J. Cramer, Jr., and each or any of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any and all Registration Statements filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits and other documents in connection therewith, with the Securities and Exchange Commission, and grants unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



   Date: July 25, 1996                /s/ Terry E. Trexler
                                      Terry E. Trexler, Chairman of the
                                      Board, President and Chief Executive
                                      Officer


   Date: July 25, 1996                /s/ Thomas W. Trexler
                                      Thomas W. Trexler, Executive Vice
                                      President, Chief Financial Officer and
                                      Director


   Date: July 25, 1996                /s/ Lynn J. Cramer, Jr.
                                      Lynn J. Cramer, Jr., Treasurer and
                                      Principal Accounting Officer

   Date:
                                      Richard C. Barberie, Director


   Date: July 25, 1996                /s/ Robert P. Holliday
                                      Robert P. Holliday, Director


   Date: July 26, 1996                /s/ Robert P. Saltsman
                                      Robert P. Saltsman, Director

                                  EXHIBIT INDEX

                                                                   Sequential
                                                                    Page No.


           5. Opinion of Foley & Lardner as to the legality of the securities

         23A. Consent of Foley & Lardner (included in Opinion filed as Exhibit 5)

         23B.     Consent of Price Waterhouse LLP

         24. Power of Attorney (included on the signature page of this Registration Statement)